Exhibit 99.1

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by Altimar Acquisition Corp. III of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Altimar Acquisition Corp. III in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: January 29, 2021

By:	/s/ Payne D. Brown
Name: Payne D. Brown